SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                               (Amendment No. 12)


                                 AMDOCS LIMITED
     ______________________________________________________________________
                                (Name of Issuer)

                    Ordinary Shares, par value (pound) 0.01
     ______________________________________________________________________
                         (Title of Class of Securities)


                                  G02602 10 3
     ______________________________________________________________________
                                 (Cusip Number)

                               Wayne Wirtz, Esq.
                            SBC Communications Inc.
                                175 East Houston
                             San Antonio, TX 78205
                                 (210) 351-3736
     ______________________________________________________________________
               (Name and Address, and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                November 1, 2005
     ______________________________________________________________________
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (continued on following pages)
                              (Page 1 of 11 Pages)

------------------------------------------------------------------------------
CUSIP NO. G02602 10 3             13D/A                     Page 2 of 11 Pages
------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                       SBC COMMUNICATIONS INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           43-1301883
------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------------------------------------------------------------------------------
3       SEC USE ONLY
------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     AF
------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                     6,200,000
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER                   4,547,698
       OWNED BY          -----------------------------------------------------
         EACH
       REPORTING         9     SOLE DISPOSITIVE POWER                6,200,000
        PERSON           -----------------------------------------------------
         WITH            10    SHARED DISPOSITIVE POWER              4,547,698
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                   10,747,698
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                [   ]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               5.4%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                           HC
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP NO. G02602 10 3              13D/A                    Page 3 of 11 Pages
------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                       SBC INTERNATIONAL, INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON           43-1380735
------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------------------------------------------------------------------------------
3       SEC USE ONLY
------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     WC
------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                             0
        SHARES           -----------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER                   4,547,698
         OWNED BY          -----------------------------------------------------
         EACH
       REPORTING         9     SOLE DISPOSITIVE POWER                        0
        PERSON           -----------------------------------------------------
         WITH            10    SHARED DISPOSITIVE POWER              4,547,698
------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                                   4,547,698
------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (11) EXCLUDES CERTAIN SHARES                               [   ]
------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              2.3%
------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                          CO
------------------------------------------------------------------------------

------------------------------------------------------------------------------
CUSIP NO. G02602 10 3             13D/A                     Page 4 of 11 Pages
------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                    SBC OPTION DELIVERY L.L.C.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [   ]
                                                                     (b) [   ]
------------------------------------------------------------------------------
3       SEC USE ONLY
------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                     WC
------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                         [  ]
------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Delaware
------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                            0
         SHARES           ----------------------------------------------------
      BENEFICIALLY        8     SHARED VOTING POWER                    500,000
        OWNED BY          ----------------------------------------------------
          EACH
       REPORTING          9     SOLE DISPOSITIVE POWER                      0
         PERSON           ----------------------------------------------------
          WITH            10    SHARED DISPOSITIVE POWER               500,000
------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      500,000
------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                [   ]
------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               0.3%
------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                           CO
------------------------------------------------------------------------------

                                                            Page 5 of 11 Pages



                        AMENDMENT NO. 12 TO SCHEDULE 13D
                          RELATING TO ORDINARY SHARES
                               OF AMDOCS LIMITED



This statement on Schedule 13D filed on February 22, 2000 (the "Original 13D"), as amended by Amendment No. 1 filed on February 22, 2001, Amendment No. 2 filed on February 27, 2001, Amendment No. 3 filed on June 21, 2001, Amendment No. 4 filed on December 7, 2001, Amendment No. 5 filed on December 7, 2001, Amendment No. 6 filed on January 31, 2002, Amendment No. 7 filed on September 9, 2002, Amendment No. 8 filed on November 14, 2002, and Amendment No. 9 filed on June 17, 2004, Amendment No. 10 filed on September 27, 2004, and Amendment No. 11 filed on December 28, 2004, by SBC Communications Inc. ("SBC") is hereby further amended to report a change in ownership of shares of Amdocs Limited (the "Company").

Item 1.  Security and Issuer

This statement relates to the Ordinary Shares, par value (pound) 0.01 (the "Shares"), of Amdocs Limited, a company organized under the laws of the Island of Guernsey. The Shares trade on the New York Stock Exchange under the symbol "DOX". The principal executive office of the Company is Suite 5, Tower Hill House Le Bordage, St. Peter Port, Island of Guernsey, GY1 3QT Channel Islands.

Item 2.  Identity and Background

(c) The name, and principal occupations of each executive officer and director of SBC, SBC International, Inc. ("SBCI"), and SBC Hedging Management L.L.C. (as manager of SBC Option Delivery L.L.C. ("SBCO")) are set forth in Exhibits I, 2 and 3 hereto, respectively, and incorporated herein by reference. The principal business address for the named individuals on Exhibits 1, 2 and 3 is 175 E. Houston, San Antonio, Texas, 78205, USA.

Item 4.       Purpose of Transaction

         On November 1, 2005, SBCO sold 2,695,823 Shares to SBCI.

                                                             Page 6 of 11 Pages


Item 5.       Interest in Securities of the Issuer

(a) SBCI, a wholly-owned subsidiary of SBC, beneficially owns 4,547,698 Shares representing 2.3% of the outstanding ordinary Shares class. SBCO, a wholly-owned subsidiary of SBCI, beneficially owns 500,000 Shares representing 0.3% of the outstanding ordinary Shares class. As of June 30, 2005, the capital structure of the Company consists of 199,239,000 Shares (according to Form 6-K filed by the Company on August 15, 2005). SBC possesses ultimate beneficial ownership of the reported Shares by virtue of its ownership of SBCI and SBCO.

(b) SBC beneficial ownership interest:
        Percent of class...................................................5.4%
        Sole power to vote or to direct the vote...............6,200,000 Shares
        Shared power to vote or to direct the vote.............4,547,698 Shares
        Sole power to dispose or to direct the disposition of..6,200,000 Shares Shared power to dispose or direct the disposition of...4,547,698 Shares

    SBCI beneficial ownership interest(1):
        Percent of class...................................................2.3%
        Sole power to vote or to direct the vote.......................0 Shares
        Shared power to vote or to direct the vote.............4,547,698 Shares
        Sole power to dispose or to direct the disposition of..........0 Shares
        Shared power to dispose or direct the disposition of...4,547,698 Shares

    SBCO beneficial ownership interest(2):
        Percent of class...................................................0.3%
        Sole power to vote or to direct the vote.......................0 Shares
        Shared power to vote or to direct the vote...............500,000 Shares
        Sole power to dispose or to direct the disposition of..........0 Shares
        Shared power to dispose or direct the disposition of.....500,000 Shares

    (1) SBC has ultimate control over these Shares by virtue of its ownership of SBCI.

    (2) Each of SBC and SBCI has ultimate control over these Shares by virtue of their ownership of SBCO. (c) During the last sixty days, SBCO disposed of Shares as follows:

         ----------------------------------------------------------------------
         Transaction   Type of Transaction    Number of        Average Price
            Date                               Shares            Per Share
         ----------------------------------------------------------------------
          11/01/05    Transfer between        2,695,823           $26.47
                       subsidiaries
         ----------------------------------------------------------------------

                                                             Page 7 of 11 Pages



Item 7.       Material to be Filed as Exhibits

Exhibit No.           Description

1        Directors and Executive Officers of SBC Communications Inc.

2        Directors and Executive Officers of SBC International, Inc.

3        Directors and Executive Officers of SBC Hedging Management L.L.C.
         (as manager of SBC Option Delivery L.L.C.)

                                                             Page 8 of 11 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    SBC COMMUNICATIONS INC.



Dated:  November 3, 2005            By: /s/ James S. Kahan
                                        James S. Kahan
                                        Senior Vice President -
                                        Corporate Development



                                    SBC INTERNATIONAL, INC.



Dated:  November 3, 2005            By: /s/ James S. Kahan
                                        James S. Kahan
                                        Executive Vice President - Development



                                    SBC OPTION DELIVERY L.L.C.

                                    By SBC Hedging Management L.L.C.
                                    Manager of SBC Option Delivery L.L.C.



Dated:  November 3, 2005            By: /s/ Harold E. Rainbolt
                                        Harold E. Rainbolt
                                        Director, SBC Hedging Management L.L.C.